UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2017
Medidata Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34387 (Commission File Number)	13-4066508 (IRS Employer Identification No.)

350 Hudson Street, 9th Floor New York, New York (Address of principal executive offices)	10014 (Zip Code)
Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01. Entry into a Material Definitive Agreement.
Overview
On December 21, 2017 (the “Closing Date”), Medidata Solutions, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders referred to therein (the “Lenders”), and HSBC Bank USA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as letter of credit issuer. Pursuant to the Credit Agreement, the Lenders provided the Company with senior secured first lien credit facility in an aggregate principal amount of $500.0 million (the “Credit Facility”), consisting of term loans in an aggregate principal amount of $100.0 million (the “Term Loans”) and revolving commitments in an aggregate principal amount of $400.0 million (the “Revolving Commitments”). Up to $10.0 million of the Revolving Commitments may be used to obtain letters of credit. Each of the Term Loans and the Revolving Commitments is scheduled to mature on December 21, 2022. The Credit Agreement provides that, subject to certain conditions, the Company may request, at any time and from time to time, the establishment of one or more additional term loan facilities and/or increases to the Revolving Commitments in an aggregate principal amount not to exceed $100.0 million.
On the Closing Date, the Company used the proceeds of the Term Loans to fund cash on hand to be used for general corporate purposes. The Company will use future borrowings under the Revolving Commitments, if any, for working capital and general corporate purposes (including acquisitions).
Interest Rates
Rates for borrowing under the Credit Agreement are dependent on the Company’s total net leverage ratio (total funded indebtedness, less unrestricted domestic cash and cash equivalents not to exceed $150 million, to EBITDA) and are based, at the Company’s election, upon whether the borrowing is a Base Rate loan or a Eurodollar loan. Base Rate loans will bear interest at a rate per annum equal to the sum of (1) the greatest of (a) the prime rate of the Administrative Agent, (b) ½ of 1% above the federal funds effective rate published by the Federal Reserve Bank of New York, (c) an adjusted LIBO rate for a one-month interest period plus 1%, and (d) 1%, and (2) an applicable margin ranging from 0.125% to 0.750%, depending on the Company’s total net leverage ratio. Eurodollar loans will bear interest at an adjusted London Interbank Offered (LIBO) rate plus an applicable margin ranging from 1.125% to 1.750%, depending on the Company’s total net leverage ratio. The initial interest margin will be 0.375% for Base Rate loans and 1.375% for Eurodollar loans, applicable until the date on which the Company delivers a compliance certificate to the Administrative Agent with respect to the first fiscal period ending after the Closing Date.
Fees
Commitment fees on the unused portion of the Revolving Commitments accrue at a rate per annum ranging from 0.150% to 0.250% depending upon the Company’s total net leverage ratio, provided the initial commitment fee shall be 0.200% per annum, applicable until the date on which the Company delivers a compliance certificate to the Administrative Agent with respect to the first fiscal period ending after the Closing Date.
With respect to letters of credit, the Company will pay the Administrative Agent, for the account of the lenders under the revolving credit facility, letter of credit participation fees at a rate per annum equal to the applicable margin then in effect with respect to Eurodollar (LIBO-based) loans under the Revolving Commitments on the face amount of all outstanding letters of credit. The Company will also pay the issuing bank a fronting fee for each letter of credit issued under the Credit Agreement at a rate per annum to be agreed upon based on the maximum amount available to be drawn under each such letter of credit, as well as its customary documentation fees.
Guarantee and Security
All obligations of the Company under the Credit Facility are unconditionally guaranteed by certain of its domestic subsidiaries as guarantors (the “Guarantors”), which include all of the direct and indirect domestic subsidiaries of the Company, other than certain excluded subsidiaries, including, but not limited to, any domestic subsidiary the primary assets of which consist of equity or debt of non-U.S. subsidiaries, any domestic subsidiary that is owned by a non-U.S. subsidiary, and certain immaterial domestic subsidiaries.
The Company and the Guarantors have also pledged substantially all of their assets to secure their obligations under the Credit Facility.
Amortization and Prepayment
The outstanding principal balance of the Term Loans will be subject to repayment in equal quarterly installments beginning on the last day of each calendar quarter (commencing with the calendar quarter ending March 31, 2018) in an amount equal to 5.0% per annum of the original principal amount of the Term Loans on the Closing Date in the first two years after the Closing Date, 7.5% per annum in year three after the Closing Date, and 10.0% per annum in years four and five after the Closing Date, with the balance being due at maturity on December 21, 2022. No amortization is required with respect to the revolving credit facility. The Company may voluntarily prepay borrowings under the Credit Facility at any time and from time to time, without premium or penalty, other than customary “breakage costs” and fees for Eurodollar (LIBO-based) loans.
The Term Loans must be mandatorily prepaid using the proceeds of certain dispositions of assets, proceeds from the incurrence of additional indebtedness, and receipt of insurance proceeds, in each case subject to agreed upon exceptions and customary reinvestment rights.
Representations, Warranties, Covenants and Events of Default
The Credit Agreement contains representations and warranties and affirmative and negative covenants, including financial covenants, that are customary in similar financings. The negative covenants restrict or limit the ability of the Company and its subsidiaries to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes; sell or otherwise dispose of assets; make certain investments or acquisitions; enter into hedging agreements; pay dividends or make similar distributions; engage in certain affiliate transactions; or enter into agreements that restrict the Company’s ability to create liens, pay dividends or make loan repayments.
The Credit Agreement contains a covenant to not permit the interest coverage ratio (the ratio of EBITA to cash interest expense) for the four consecutive quarter period ending on the last day of each fiscal quarter to be less than 3.5 to 1.0, or the total net leverage ratio (total funded indebtedness, less unrestricted domestic cash and cash equivalents not to exceed $150 million, to EBITDA) to be more than (i) 3.5 to 1.0 for the four consecutive quarter period ending on the last day of each fiscal quarter in the period from December 31, 2017 to December 31, 2019, (ii) 3.25 to 1.00 for the four consecutive quarter period ending on the last day of each fiscal quarter in the period from March 31, 2020 to December 31, 2020, or (iii) 3.00 to 1.00 for the four consecutive quarter period ending on the last day of each fiscal quarter ending March 31, 2021 and thereafter; provided that, such maximum consolidated leverage ratios may be increased by 0.50 to 1.00, as applicable, for the four consecutive fiscal quarters ending on or after the date of consummation of a permitted acquisition having aggregate consideration of not less than $75 million, subject to the satisfaction of certain conditions.
Subject to agreed upon thresholds and cure periods, the Credit Agreement contains customary events of default including, but not limited to, the failure to make payments of principal or interest under the Credit Agreement, the failure to comply with other covenants and agreements in the Credit Agreement, material inaccuracy of any representation or warranty, financial statement or certification made by the Company or its subsidiaries in connection with the Credit Agreement, payment or other default under certain other material indebtedness, the acceleration of such other indebtedness, the insolvency or initiation of bankruptcy proceedings in respect of the Company or any subsidiary, material judgments against the Company or any subsidiary, the invalidity of the Credit Agreement or related loan documents, and a change in control of the Company. Upon the occurrence of an event of default which is continuing, the obligations under the Credit Agreement may be declared to be due and payable and existing letters of credit may be required to be cash collateralized.
The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement dated December 21, 2017 entered into among Medidata Solutions, Inc., the lenders party thereto and HSBC Bank USA, National Association, as administrative agent and letter of credit issuer.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MEDIDATA SOLUTIONS, INC.
Date: December 28, 2017
By: /s/ MICHAEL I. OTNER

Name:	Michael I. Otner

Title:	Executive Vice President—General Counsel and Secretary